Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 6, 2017, relating to the consolidated financial statements and financial statement schedule of Viad Corp and subsidiaries, and the effectiveness of Viad Corp and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Viad Corp for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Phoenix, Arizona
June 12, 2017